UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The

Securities Exchange Act of 1934

Date of Report – October 3, 2017

(Date of earliest event reported)

ALLEGION PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-35971	98-1108930
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Block D

Iveagh Court

Harcourt Road

Dublin 2, Ireland

(Address of principal executive offices, including zip code)

(353)(1) 2546200

(Registrant’s phone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02	Termination of Material Definitive Agreement.

On October 3, 2017, Allegion plc (“Allegion”) and its subsidiary Allegion US Holding Company Inc. (“Allegion US Holding”) completed the redemption in full of all of the $300 million aggregate principal amount of Allegion’s issued and outstanding 5.875% Senior Notes due 2023 (the “2023 Notes”) at a redemption price of 108.184% of the outstanding aggregate principal amount, plus accrued and unpaid interest to, but excluding, the redemption date, and $300 million aggregate principal amount of Allegion US Holding’s issued and outstanding 5.75% Senior Notes due 2021 (the “2021 Notes” and together with the 2023 Notes, the “Notes”) at a redemption price of 102.880% of the outstanding aggregate principal amount, plus accrued and unpaid interest to, but excluding, the redemption date. As a result, each of (i) the Indenture, dated as of September 16, 2015 (the “2023 Notes Indenture”), by and among Allegion, as issuer, Allegion US Holding and the other guarantors party thereto, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), relating to the 2023 Notes and (ii) the Indenture, dated as of October 4, 2013 (the “2021 Notes Indenture” and together with the 2023 Notes Indenture, the “Indentures”), by and among Allegion US Holding, as issuer, Allegion and the other guarantors party thereto, and the Trustee, relating to the 2021 Notes, was satisfied and discharged and the issuers and guarantors party thereto have no further obligations under the Notes, the related guarantees or the Indentures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGION PLC (Registrant)

Date: October 3, 2017	/s/ S. Wade Sheek
S. Wade Sheek
Secretary